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HNI CORPORATION
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The following is a Press Release issued by HNI Corporation on April 20, 2018.

HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION ANNOUNCES
RETIREMENT OF STAN A. ASKREN AND
APPOINTMENT OF JEFFREY D. LORENGER

MUSCATINE, Iowa (April 20, 2018) - HNI Corporation (NYSE: HNI) announced today, the retirement of Stan A. Askren and the promotion of Jeffrey D. Lorenger as President, HNI Corporation and the election of Mr. Lorenger to the Board of Directors of HNI Corporation.

Mr. Askren informed the Board he expects to retire as Chief Executive Officer and Chairman of the Board of Directors no later than December 31, 2018. The Board anticipates Mr. Lorenger will be promoted to Chief Executive Officer before the end of the year.

Mr. Askren’ s announced retirement along with Mr. Lorenger’s promotion to President of HNI Corporation and election as a Director are part of a long-planned and orderly succession process that has been underway for an extended period.

“Jeff and I will be conducting a stepped and orderly leadership hand-off between now and the end of the year. Jeff has a great track record of driving profitable sales growth in businesses he has led. Jeff has a great set of developmental experiences, serving in multiple roles at corporate and in the operating units. He is uniquely qualified to lead HNI Corporation,” said Mr. Askren.

Mr. Lorenger joined HNI Corporation in 1998 and has held multiple executive level positions including as President, Office Furniture; President, Contract Furniture Group; President, Allsteel; Vice President, Sales and Marketing, The HON Company; and Vice President, General Counsel and Secretary for HNI Corporation.

“I have enjoyed my 26 years at HNI, more than 14 as Chairman, President and CEO, immensely. I appreciate the tremendous support I have received from HNI members and from the HNI Board of Directors over the years. It’s been a great run. I’m confident the best is yet to come under Jeff’s leadership,” said Mr. Askren.

About HNI Corporation
HNI Corporation is a NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products. The Corporation's strong brands have leading positions in their markets. More information can be found on the Corporation's website at www.hnicorp.com.

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Additional Information
This release may be deemed to be additional soliciting material with respect to the solicitation of proxies by the Board of Directors of HNI Corporation with respect to HNI Corporation’s Annual Meeting of Shareholders to be held on May 8, 2018 (the “Annual Meeting”). HNI Corporation filed its definitive proxy statement relating to the Annual Meeting with the Securities and Exchange Commission (the “SEC”) on March 23, 2018. The proxy statement and HNI Corporation’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 were first made available to shareholders on or about March 23, 2018. Shareholders can obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by HNI Corporation with the SEC for no charge at the SEC’s website at www.sec.gov or at the Corporation's website at http://investors.hnicorp.com/Docs. Copies of the proxy materials are also available to shareholders at no charge at www.proxyvote.com or by writing to HNI Corporation’s Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761.